Exhibit 99.1

COMPENSATION AND STOCK OPTION COMMITTEE CHARTER

OF

UNIVERSAL TRUCKLOAD SERVICES, INC.

(Adopted December 10, 2004 and Amended April 25, 2007)

I.	PURPOSE

The purpose of the Compensation and Stock Option Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Universal Truckload Services, Inc. (the “Company”):

A. in discharging the Board’s responsibilities relating to compensation of the Company’s chief executive officer (the “CEO”) and other executive officers;

B. to produce an annual report on executive compensation for inclusion in the Company’s proxy statement;

C. to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans; and

D. to administer stock option plans of the Company to the extent that it qualifies to do so under the plans, and such administration is not performed by the Board.

II.	COMPOSITION

A. The membership of the Committee shall consist of at least three directors.

B. Each member of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.

C. The Board shall designate a Chairman of the Committee. The Chairman shall be entitled to cast a vote to resolve any ties. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

III.	OPERATIONS

A. The Committee shall meet at least two times annually. Additional meetings may occur as the Committee or the Chairman deems advisable. The Chairman or any member of the Committee may call a meeting of the Committee.

B. The CEO shall not be present during voting or deliberations of the Committee during which the compensation of the CEO is voted on or discussed.

C. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. Copies of the minutes shall also be placed with the Company’s minute books.

D. The Committee is governed by the same rules regarding actions taken by the Committee as are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with (1) any provision of this Charter, (2) any provision of the charter or by-laws of the Company, or (3) any applicable statutes or regulations.

IV.	RESPONSIBILITIES AND DUTIES

The principal responsibilities and functions of the Committee are as follows:

A.	Setting Compensation for Executive Officers and Directors

1.	Review trends in management compensation and the competitiveness of the Company’s executive compensation programs with respect to their ability to (a) attract and retain corporate officers, (b) motivate corporate officers to achieve the Company’s business objectives, and (c) align the interest of key leadership with the long-term interests of the Company’s shareholders.

2.	Evaluate the performance of the Company’s CEO and the other executive officers of the Company.

3.	Determine, or recommend for determination by the Board, the salaries, bonus and other compensation for the CEO and all other executive officers of the Company.

4.	Establish and periodically review policies in the area of senior management perquisites.

5.	Consider policies and procedures pertaining to expense accounts of senior executives.

6.	Review and recommend to the full Board compensation of directors [as well as director’s and officer’s indemnification and insurance matters].

7.	Review and make recommendations to the full Board, or approve, any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment contracts, severance or termination arrangements and loans to employees made or guaranteed by the Company.

B.	Review of Compensation for Non-executive Employees

Review, and approve, or recommend to the Board for approval, compensation packages for new corporate officers and termination packages for corporate officers, as requested by management or deemed appropriate by the Committee.

C.	Monitoring Incentive and Equity-Based Compensation Plans

1.	Oversee the development of new compensation plans and, when necessary, approve or recommend that the Board approve, the revision of existing plans.

2.	Review and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans. To the extent requested by the Board, and to the extent eligible to do so, the Committee will act as the committee of the Board that administers equity-based and employee benefit plans, and as such will discharge any responsibilities imposed on the Committee under those plans, including determining eligible participants, making and authorizing awards, establishing the terms of individual awards, and directing the execution of the Company’s rights and responsibilities pursuant to those awards, in accordance with the terms of those plans.

3.	Monitor compliance by executives with the rules and guidelines of equity-based plans.

D.	Other Responsibilities

1.	Prepare an annual report of the Committee on executive compensation for inclusion in the Company’s annual proxy statement in compliance with applicable rules and regulations of the Nasdaq and the Securities and Exchange Commission.

2.	Review and evaluate the performance of the Committee and its members.

V.	AUTHORITY

The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain and approve the compensation of outside counsel or other experts or consultants, as it deems appropriate. Communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee may take such steps as it deems appropriate to preserve the privileged nature of those communications.